EXHIBIT 5.1

Opinion of James Imbriaco, Esquire
Vice President, General Counsel and Secretary
GenTek Inc.

May 19, 2008

GenTek Inc.
90 East Halsey Road
Parsippany, New Jersey 07054

                    Re:         GenTek Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

          I am the Vice President, General Counsel, and Secretary of GenTek Inc., a Delaware corporation (the “Company”), and in such capacity I am familiar with the Registration Statement on Form S-8 to which this opinion is filed as an exhibit (the “Registration Statement”). The Registration Statement registers, under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 750,000 shares of common stock, no par value per share, of the Company (the “Shares”) issuable from time to time pursuant to the Company’s Amended and Restated 2003 Management and Directors Incentive Plan (the “Plan”).

          For the purpose of rendering this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary or appropriate to render the opinion expressed herein. In my examination of the foregoing, I have assumed (i) the genuineness of all signatures on all documents examined by me, (ii) the authenticity of all documents submitted to me as originals, (iii) the conformity to authentic originals of all documents submitted to me as facsimile, electronic, certified or photostatic copies, (iv) the due authorization, execution and delivery of all documents, and (v) that all proceedings taken and proposed to be taken by the Company in connection with the authorization will be timely completed in the manner presently proposed.

          I am admitted to the bar of the States of New York and New Jersey and express no opinion regarding laws of any other jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States to the extent specifically referred to herein.

          On the basis of the foregoing, I am of the opinion that the Shares to be issued under the Plan have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, then the Shares will be validly issued, fully paid and non-assessable.

          I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the filing of copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ JAMES IMBRIACO
James Imbriaco, Esq.
Vice President, General Counsel
and Secretary